Exhibit 99.1

Pomvom Ltd.

(the “Company”)

October 17, 2023

Israel Securities Authority	Tel Aviv Stock Exchange Ltd.
www.isa.gov.il	www.tase.co.il

Dear Sir/Madam,

Re:          Engagement in a Non-Binding Letter of Intent, Regarding a Business Combination with a Special Purpose Acquisition Company Listed on the NASDAQ Stock Market

The Company is pleased to announce that on October 16, 2023, following approval of the Company's board of directors, it has entered into a non-binding letter of intent with Israel Acquisition Corp., which was founded as a special purpose acquisition company (SPAC) traded on the Nasdaq Stock Market,1 in connection with a business combination transaction (the "LOI", "SPAC", "Nasdaq" and "Transaction", respectively).

The main provisions of the LOI are as follows:

The Parties of the LOI. The SPAC and the Company (collectively, the "Parties").

The Transaction's Structure. The Transaction will involve a business combination between the Parties. The specific structure of the Transaction will be mutually determined by the Parties, taking into consideration factors, such as business, taxation, legal, accounting, and other pertinent considerations. Following the consummation of the Transaction, the resulting entity (the "Merged Company") is expected to be a non-US corporation (non-US entity), whose securities will be listed on Nasdaq.

The Company's Valuation in the Transaction. The Company's pre-money equity valuation in the Transaction is anticipated to be approximately USD $125 million. However, the Company's equity valuation may fluctuate, either upwards or downwards, based on specific variables to be mutually agreed upon by the Parties. The ultimate equity valuation for the Transaction will be established prior to the execution of a final binding agreement, if signed.

The Minimum Amount Required in the SPAC for the Completion of the Transaction. There will be a closing condition to the Company’s obligation to close that aggregate net cash proceeds from the SPAC's trust account2 together with any PIPE, Pre-IPO investment, and/or debt raised, of no less than USD $20 million (the “Minimum Closing Cash Amount.”)

[1]	Mr. Izhar Shai, an Israeli high-tech and social entrepreneur, venture capital investor, and former Israeli Minister of Science and Technology, serves as the chairman of the SPAC's board. Mr. Ziv Elul, who has extensive business and management expertise in operational companies, serves as the CEO of the SPAC.

[2]	After giving effect to (i) “redemptions” by existing SPAC public shareholders (ii) payment of all transaction related expenses, including, but not limited to, deferred underwriting fees, banker fees and legal fees and other expenses of both SPAC and the Company and (iii) payment of all outstanding liabilities of SPAC.

Lock-Up Arrangement. The LOI incorporates a 12-month lock-up period that applies to officers, directors and affiliated shareholders holding more than 5% of the Company's capital. It also extends to the initial SPAC's sponsors. Subsequently, for an additional 12-month period, the aforementioned individuals will be subject to a phased lock-up period, as determined in the final and binding agreement.

The Transaction Schedule. The Parties intend to execute a final and binding agreement approximately six weeks after signing the LOI. Subsequent to the final agreement and public announcements regarding the Transaction, a prospectus will be submitted to the US Securities and Exchange Commission (SEC) and other necessary regulatory authorities as required, to facilitate the completion of the Transaction.

Final and Binding Agreement and Conditions for Completion of the Transaction. The execution of the final and binding agreement, as well as the conditions required for the completion of the Transaction, will be subject to various factors, including, the satisfactory completion of due diligence by the Parties; approval of the Parties' board of directors; and execution of customary voting and support agreements, as accepted by substantial shareholders of the Company, with regard to the Transaction’s approval. Upon signing the final and binding agreement, the completion of the Transaction will be subject to various factors, including receiving all necessary approvals by the Parties' shareholders, obtaining all regulatory approvals required to proceed with the Transaction, ensuring the Minimum Closing Cash Amount is met, and ensuring there are no significant adverse changes in the businesses of the Company.

Timeline and Expected Expenses: The Company expects the Transaction to be completed by the end of the first quarter of 2024, barring any delays in regulatory approval or any other unexpected events. The specific Transaction timeline will be established in the definitive agreement. The Company expects to incur material expenses related to the Transaction, however, the amount of expenses are unable to be precisely determined at the time of this immediate report.

The Company estimates that the cash amount from the Transaction will enable the Company to accelerate its business development and growth, including fulfilling of existing and new contracts.

The Company’s estimations as set forth in this report hereinabove, including regarding the terms of the final and binding agreement, the fulfillment of conditions for its execution, the completion of the Transaction, the Transaction’s timelines, associated expenses, contribution of the cash amount to its business development and growth, and all other related matters, constitute forward-looking information, as defined in the Securities Law, 5728-1968. These estimates, all or part thereof, may not materialize, or may materialize in a manner different than expected, even materially different, inter alia, due to various factors. Such factors include, inter alia, conditions necessary for their realization, as detailed above, which are beyond the Company's control. These conditions encompass the execution of a final and binding agreement between the Parties, agreements and approvals from third parties, and additional external circumstances beyond the Company's control. These external factors may involve unexpected changes to US capital market conditions and the NASDAQ, as well as the impact of the ongoing security situation in Israel on the Transaction’s timelines.

Respectfully,
Pomvom Ltd.

By:	Yehuda Minkovicz, CEO & Director; Yossi Dagan, CFO.